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                                                                      EXHIBIT 23

[LETTERHEAD OF KPMG PEAT MARWICK LLP]




The Board of Directors
PFF Bancorp, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-20337) on Form S-8 of PFF Bancorp, Inc. of our report dated April 23,1997, except as to Note 24 to the consolidated financial statements, which is as of June 4, 1997, relating to the consolidated balance sheets of PFF Bancorp, Inc. and subsidiary as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the March 31, 1997, annual report on Form 10-K of PFF Bancorp, Inc.


                                         /s/ KPMG Peat Marwick LLP


Orange County, California
June 4, 1997